Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-259617 on Form S-8 of AvePoint, Inc. of our report dated March 10, 2021, except for the number of shares and per share amounts, as to which the date is March 31, 2022, on the consolidated balance sheet of AvePoint, Inc. as of December 31, 2020 and the consolidated statements of operations, comprehensive loss, mezzanine equity and stockholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2020, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

New York, New York

March 31, 2022